Filed Pursuant to Rule 433
Registration Nos. 333-264255
and 333-264255-02

***PRICING DETAILS*** $500mm World Financial Network Credit Card Master Trust 2024-A (WFNMT 2024-A)

Joint Bookrunners : J.P. Morgan (struc), RBC, Wells Fargo

Co-Managers : BNP Paribas, BofA Securities, Scotiabank

CL  AMT($MM)  WAL  S&P/F/DBRS   E.FNL  L.FNL  BENCH  LAUNCH  YLD%  CPN%  $PX

A   500.000     2.92  AAA/AAA/AAA  04/27   02/31   I-Curve    +87     5.538   5.47   99.98404

Transaction Details: Materials:

* Ticker : WFNMT 2024-A	* Prelim. Prospectus : Attached
* Offered Size : $500mm	* Ratings FWP : Attached
* Registration : SEC-Registered	* CUSIP : 981464HR4
* Exp. Ratings : S&P, Fitch, DBRS	* ISIN : US981464HR44
* Exp. Settle : 05/15/2024	* Min Denoms : $1k x $1k
* First Pay Date : 07/15/2024
* Exp. Pricing : PRICED
* ERISA : Yes
* RR Compliance : US-Yes; EU-No

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.